Exhibit 23.3

Consent of Strobl & Sharp PC

            In connection with the Registration Statement on Form S-4 and the related Prospectus of Independent Bank Corporation for the offer to exchange shares of common stock of Independent Bank Corporation for certain series of trust preferred securities, we hereby consent to the filing of the opinion dated October 29, 2002, as exhibit 8.3 to the Registration Statement and to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Strobl & Sharp PC

Bloomfield Hills, Michigan

January 22, 2010